 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sensient Technologies Corporation 2012 Non-Employee Directors Stock Plan of our reports dated February 27, 2013, with respect to the consolidated financial statements and schedule of Sensient Technologies Corporation, and the effectiveness of internal control over financial reporting of Sensient Technologies Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

May 2, 2013